Exhibit 10.6 EXECUTION
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Umbrella Development & Supply Agreement
between
Seer, Inc
and
Hamilton Company

Table of Contents

ARTICLE 1 – DEFINITIONS		4
ARTICLE 2 – SUPPLY, PRICING, FORECASTS, ORDERS, SERVICES		6
2.1	Supply of Product.	6
2.2	Prices.	6
2.3	Price Adjustments.	7
2.4	Forecasts.	7
2.5	Orders.	8
2.6	Performance of Engineering Services.	8
ARTICLE 3 - PAYMENT AND DELIVERY		8
3.1	Payment Terms.	8
3.2	Delivery.	9
ARTICLE 4 - TRAINING		10
4.1	Technical Training.	10
4.2	Training Materials.	10
ARTICLE 5 - IMPROVEMENTS AND CHANGES TO THE PRODUCT		10
ARTICLE 6 – TERM		11
6.1	Initial Term.	11
6.2	Automatic Extensions.	11
ARTICLE 7 – TERMINATION		11
7.1	Termination by Buyer for Convenience.	11
7.2	Termination by Hamilton for Discontinuance of Business.	11
7.3	Termination for Breach.	12
7.4	Termination for Insolvency.	12
7.5	Termination by Hamilton for Competitor Acquisition.	12
7.6	Effect of Termination.	12
ARTICLE 8 – INVENTORY		13
8.1	Inventory/Tooling.	13
ARTICLE 9 – LIMITED WARRANTY, PRODUCT ACCEPTANCE, SUPPORT SERVICES		13
9.1	Warranty.	13
9.2	Product Acceptance.	13
9.3	Support Services.	14
ARTICLE 10 – COMPLIANCE		15
ARTICLE 11 - REGULATORY MATTERS		15
11.1	Notification of Certain Events.	15
ARTICLE 12 - FAILURE TO SUPPLY; FORCE MAJEURE		15
12.1	Failure to Supply.	16
12.2	Force Majeure Events.	16
12.3	Other Arrangements.	16
ARTICLE 13 - LABELING; ARTWORK; PROPRIETARY RIGHTS		16
13.3	Instrument Skin; Packaging.	17
13.4	Intellectual Property.	17
ARTICLE 14 - GENERAL AND SPECIFIC REPRESENTATIONS AND WARRANTIES		17
14.1	Corporate Standing.	17
14.2	Due Authorization/Enforceability.	17
14.3	No Infringement.	18
14.4	Title.	18
14.5	ISO Certification.	18
14.6	Buyer’s Assays.	18
ARTICLE 15 – INDEMNIFICATION / INSURANCE		18
15.1	Indemnification by Hamilton.	18
15.2	Indemnification by Buyer.	18
15.3	Claims.	19
15.4	Insurance.	19
ARTICLE 16 – MISCELLANEOUS		19
16.1	Confidentiality.	19
16.2	Public Announcements.	20

16.3	Arbitration.	21
16.4	Governing Law.	21
16.5	Relationship of the Parties.	21
16.6	Entire Agreement.	22
16.7	Headings.	22
16.8	Notices.	22
16.9	Failure to Exercise.	23
16.1	Assignment.	23
16.11	Severability.	23
16.12	Expenses.	23
16.13	Maintaining Records.	23
16.14	Project Work Scope Schedule.	23
16.15	Interpretation.	23
16.16	Counterparts.	24
Exhibit 1 – Instrument		26
Exhibit 2 – Price Schedule		31
Exhibit 3 – Service Terms and Conditions		40
Exhibit 4 – Change Notification		43
Exhibit 5 – Site Requirements		45

UMBRELLA DEVELOPMENT & SUPPLY AGREEMENT
This UMBRELLA DEVELOPMENT & SUPPLY AGREEMENT (this “Agreement”) by and between SEER, INC., a State of California corporation (“Buyer”), and HAMILTON COMPANY, a State of Nevada corporation (“Hamilton”), is effective as of March 9, 2020 (the “Effective Date”). Buyer and Hamilton may be referred to individually as a “Party” and collectively as the “Parties”.
Buyer is a life sciences company focused on developing and commercializing its Proteograph™ platform for high-throughput and accurate analyses of the proteome for research and clinical applications;
Hamilton is in the business of developing liquid handling solutions, assisting with the development of application specifications of liquid handling processes and selling the Products (as defined below); and
Buyer desires to purchase directly from Hamilton the Products and receive support for aftermarket activities from Hamilton, and Hamilton desires to sell the Products and provide such support to Buyer, all pursuant to the terms and conditions of this Agreement.
In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto covenant and agree as follows:
ARTICLE 1 – DEFINITIONS
As used throughout this Agreement, each of the following initially capitalized terms has the respective meaning set forth below:
1.“Affiliate” of a Party hereto means any entity that directly or indirectly controls, is controlled by or is under common control with such Party, for so long as such control exists. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such Party or the power to appoint more than 50% of the members of the governing body of the Party.
2.“Applicable Laws” means all federal, state, provincial, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations, in any country, and applicable customary and reasonable industry practices, in each case that are in effect from time to time during the Term and applicable to a particular activity hereunder.
3.“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Reno, Nevada are authorized or required by law to close.
4.“Buyer’s Technology” means any Buyer Intellectual Property that is proprietary to Buyer and/or its Affiliates, including but not limited to Buyer’s Know-How, trade secrets, Proteograph™ platform and related technology and Confidential Information (to the extent not otherwise incorporating Hamilton Technology or Confidential Information). For clarity, Buyer’s Technology includes all assays and related Methods included in or otherwise necessary to exploit Buyer’s Proteograph™ platform (collectively, “Buyer’s Assays”). For clarity, Hamilton may manufacture and/or sell an Instrument that may compete with Final Product herein, so long as the Instrument does not contain Buyer Technology, proprietary information,  or any technology or information based substantially on technology or information provided by Buyer or derived from such Buyer-provided technology or information.
5.“Commercial Launch” means the first date upon which Buyer makes Final Product available to the public for purchase and commercial use by third party customers.

6.“Consumables” means the Hamilton provided disposable tips (i.e., Nested Conductive Filter and Clear Tips), reagent reservoirs and other consumables (if any) described in the applicable Project Work Scope Schedule.
7.“Customer Requirement Specifications” or “CRS” means a required document (maintained outside this Agreement) outlining the Buyer’s requirements for a project, updated and agreed upon between the Parties.
8.“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
9.“Final Product” means each of Buyer’s final saleable products comprising, collectively, the Product and any Buyer or third party offered products, and consumables used on or in conjunction with the Product not included in the Instrument bill of materials (“BOM”) set forth in the applicable Project Work Scope Schedule.
10.“Fiscal Year” means the 12-month period starting July 1st of a calendar year and ending June 30th of the following calendar year.
11.“Hamilton Technology” means any Hamilton Intellectual Property that is proprietary to Hamilton and/or its Affiliates, including but not limited to Hamilton’s Know-How, trade secrets, manufacturing processes, Product data, Confidential Information and Specifications (to the extent not otherwise incorporating Buyer’s Technology or Confidential Information).
12.“Instrument” means the configured automated liquid handling workstation(s) identified as described in the applicable Project Work Scope Schedule.
13.“Intellectual Property” means any item, property, process, product, trade secret, or similar creation or right, whether or not patentable, copyrightable, trademarkable or otherwise protectable under intellectual property or other Applicable Laws, as well as all inventions, discoveries, methods, ideas, designs, developments, hardware, firmware, software and programs (including object code and source code), improvements, innovations, formulas, processes, assays, written works, know-how, techniques, works of authorship and technology developed, conceived, contemplated, written, completed, reduced to practice, or learned by a Party, including any enhancements or modifications made by such Party (including its employees, agents, contractors and subcontractors) at any time to the above, and intellectual property rights worldwide associated with or relating to the foregoing whether arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (i) patent rights (including patent applications and disclosures), (ii) rights of priority, (iii) rights associated with works of authorship including copyrights and mask work rights, (iv) trademark rights, (v) rights relating to the protection of trade secrets and non-public, confidential or proprietary information, and (vi) any right analogous to those set forth herein and any other proprietary rights relating to intangible property (collectively, (i)-(vi), “Intellectual Property Rights”).
14.“Know-How” means, with respect to a Party, any and all technical information presently available or generated during the Term of this Agreement that relates to the Products or any improvements thereto made by such Party (including its employees, agents, contractors and subcontractors) and shall include, without limitation, all manufacturing data and any other information relating thereto and useful for the development, manufacture, use or effectiveness of such Products.
15.“Method” means a workflow for processing an assay in order to qualitatively assess or quantitatively measure the presence, amount, or functional activity of a target application.
16.“Product” means, individually and/or collectively, the Instrument and Consumables and the associated Hamilton provided accessories, software, supplies and Spare Parts, in each case listed on a Project Work Scope Schedule(s) or Instrument BOM. For the avoidance of doubt, any and all products, consumables and other items incorporated in Final Product or intended for use with the Instrument, but in each case not supplied by Hamilton hereunder, are expressly excluded from the definition of Product.
17.“Project Work Scope Schedule” means each individual project specific scope, attached hereto (or to be attached hereto) as Exhibits and incorporated into this Agreement by reference, outlining the deliverables based on the CRS, Product Specifications, Product pricing, and applicable lead time for Product, as may be entered into or amended by the Parties from time to time during the Term.
18.“Purchase Order” means a written request from Buyer submitted to Hamilton requesting the supply of Products in accordance with section 2.5.
19.“Quarter” means each period of three consecutive calendar months commencing on July 1, October 1, January 1 and April 1 of each Fiscal Year.
20.“Raw Materials” means the materials, components, and packaging required to manufacture and package the Product in accordance with the Specifications.
21.“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the use, development, manufacture or commercialization of Products, including the FDA, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the use, manufacture or commercialization of Products, or any successor agency thereto.
22.“Representatives” means, in respect of a Party, its subsidiaries and its Affiliates’ respective directors, officers, managers, members, employees, contractors and agents.
23.“Service” means aftermarket hardware support and maintenance for Instruments under warranty or extended service agreement, as described in Exhibit 3.
24.“Spare Parts” means items required for the care or enhancement of the original Product.
25.“Specifications” means, with respect to a Product, the specifications for the design, composition, product safety assurance, manufacture, packaging, acceptance criteria and quality control of such Product set forth or referenced in the applicable Project Work Scope Schedule. In addition, the Specifications shall include compliance with Applicable Laws. For clarity, the Specifications are Hamilton’s property to the extent not incorporating Buyer’s Technology or Confidential Information.
26.“Term” means the Initial Term and any Extended Term.
ARTICLE 2 – SUPPLY, PRICING, FORECASTS, ORDERS, SERVICES
2.1Supply of Product.
2.1.1During the Term, Hamilton shall supply Buyer with those quantities of Product ordered by Buyer pursuant to this Agreement, subject to the ordering procedures set forth in section 2.5 below. Each Product sold hereunder will conform to the Specifications for such Product.
2.1.2Buyer may request at any time by written notice to change any one or more of the following: (a) method of packaging; (b) carrier; or (c) place and/or time of delivery, subject to section 2.5.3. Hamilton shall accept and implement such changes as soon as reasonably practical at Buyer’s expense.
2.1.3Hamilton may subcontract or delegate any portion (but not all) of its obligations under this Agreement, provided that Hamilton shall (a) ensure that each subcontractor has and maintains all appropriate qualifications, and (b) be responsible for each subcontractor’s performance hereunder (including performance or non-performance by such subcontractor that would constitute a breach of this Agreement if conducted by Hamilton) as if Hamilton were itself performing such activities.
2.2Prices.
The prices for Products sold by Hamilton to Buyer during the Term are as set forth in the applicable Project Work Scope Schedule and subject to adjustment only as expressly provided herein. Such prices shall include all of Hamilton’s costs of normal packaging, labeling and testing in accordance with the Specifications. The price for Product does not include any shipping, freight, insurance or tax (other than taxes on Hamilton’s income). Such shipping, freight, insurance, and tax expenses shall, to the extent incurred by Hamilton, be invoiced separately by Hamilton and borne by Buyer.
2.3Price Adjustments.
2.3.1Annual Adjustments. Prices will be in effect and fixed for the duration of the Initial Term. Not later than 90 days prior to the beginning of the Extended Term, Hamilton may provide to Buyer an updated price list effective for the Extended Term to the extent reflecting actual changes to Hamilton’s list pricing for Products (which updated pricing, for clarity, shall be subject to the discounting described in this section 2.3 below). No later than 30 days prior to the beginning of the Extended Term, the relevant Exhibit(s) shall be amended and signed by both Parties to reflect any agreed price changes. A price change will not affect Purchase Orders placed by Buyer during the Initial Term.
2.3.2Tier Levels for Instrument purchases. The price for Instruments will be discounted as set forth in the applicable Project Work Scope Schedule based upon the cumulative number of Instruments ordered by Buyer over each 12-month period commencing on the first day of the Quarter during which Commercial Launch occurs, provided that Instruments ordered by Buyer prior to the first day of such Quarter will be deemed, for purposes of this section 2.3.2, to have been ordered during the first such 12-month period. The discount will initially be calculated based on Buyer’s Initial Forecast or Rolling Forecast, as applicable, for such 12-month period. If Buyer orders fewer Instruments than forecasted during the applicable 12-month period the discount will be recalculated to the appropriate tier for the number of Instruments ordered in such 12-month period, and Buyer will be required to pay Hamilton the difference between the discount taken and the discount earned. If Buyer orders more Instruments than forecasted during the applicable 12-month period, the discount will be recalculated to the appropriate tier for the number of Instruments ordered in such 12-month period, but Hamilton will not be required to credit or refund Buyer the difference between the discount taken and the discount earned for orders previously completed during such 12-month period. For example, with respect to a 12-month period, if Buyer estimated in its Rolling Forecast that it will order [***] Instruments, Buyer will be charged [***] pricing for each Instrument ordered by Buyer during such 12-month period ([***] units x $[***] per unit, $[***]). If Buyer actually ordered [***] units in aggregate during such 12-month period, the pricing will be adjusted to [***] pricing for each Instrument ordered by Buyer during such 12-month period, and Buyer will pay to Hamilton the difference ([***] units x $[***] per unit, $[***]).
2.3.3Tier Levels for disposable tip purchases. The price for disposable tips will be discounted as set forth in the applicable Project Work Scope Schedule based upon the cumulative number of disposable tip cases ordered by Buyer over each 12-month period commencing on the first day of the Quarter during which Commercial Launch occurs, provided that disposable tip cases ordered by Buyer prior to the first day of such Quarter will be deemed, for purposes of this section 2.3.3, to have been ordered during the first such 12-month period. The discount will initially be calculated based on Buyer’s Initial Forecast or Rolling Forecast, as applicable, for such 12-month period. If Buyer orders fewer disposable tip cases than forecasted during the applicable 12-month period the discount will be recalculated to the appropriate tier for the number of disposable tip cases ordered in such 12 month period, and Buyer will be required to pay Hamilton the difference between the discount taken and the discount earned. If Buyer orders more disposable tip cases than forecasted during the applicable 12-month period the discount will be recalculated to the appropriate tier for the number of disposable cases ordered in such 12 month period, but Hamilton will not be required to credit or refund Buyer the difference between the discount taken and the discount earned for orders previously completed during such 12-month period.
2.4Forecasts.
No later than one Quarter prior to Commercial Launch, Buyer shall provide Hamilton with Buyer’s anticipated number of Instruments and Consumables that Buyer plans to purchase for the 12-month period commencing on the first day of such Quarter (“Initial Forecast”). Thereafter, at least 60 calendar days prior to the beginning of each fiscal Quarter (i.e. by the first day of May, August, November and February) the Buyer will provide an update of Buyer’s anticipated number of Instruments and Consumables for the 12-month period beginning on the first day of the Quarter for which the forecast is applicable ("Rolling Forecast"). Such Rolling Forecasts shall be prepared in good faith by Buyer in order to facilitate Hamilton’s timely manufacture according to the terms of this Agreement.

Except as expressly provided herein, the number of Instruments and Consumables included in the Initial Forecast and each Rolling Forecast shall be non-binding on the Parties and will be provided for planning purposes only, provided that Buyer shall attempt to make each forecast as accurate as reasonably possible.
2.5Orders.
2.5.1Subject to section 2.5.4, Buyer shall place orders directly to Hamilton, and not through a third party, for Product by written or electronic Purchase Order. Such Purchase Orders shall set forth the desired date of delivery with respect to the Products ordered and shall be placed in accordance with the Product lead-time stated in the Project Work Scope Schedule(s). A Purchase Order will be deemed accepted by Hamilton upon the first of the following to occur: (a) Hamilton making, signing, or delivering to Buyer any letter, form, or other writing or instrument acknowledging acceptance of the Purchase Order, (b) any performance by Hamilton under the Purchase Order; or (c) Hamilton failing to make, sign or deliver any letter, form or other writing or instrument rejecting the Purchase Order within 10 business days of receipt. Once accepted (or deemed accepted), a Purchase Order will be binding upon the Parties.
2.5.2Hamilton agrees to accept blanket Purchase Orders for Products, which Buyer may cancel upon 60 days’ written notice to Hamilton. Notwithstanding the foregoing, Buyer shall be obligated to purchase any finished Product or Raw Material that Hamilton has completed or ordered, as applicable, in furtherance of providing the Products ordered by Buyer pursuant to any blanket Purchase Order prior to the date Hamilton receives such notice of cancellation from Buyer. Hamilton shall use commercially reasonable efforts to mitigate expenses related to any such cancellation by Buyer. For clarity, manufacturing of Instruments against a blanket Purchase Order will not occur until Buyer provides required delivery dates (allowing for Product lead times).
2.5.3Buyer may, at any time prior to shipment, request to change the delivery schedule of ordered Instruments upon notice to Hamilton. Such change requests may only be made once per Quarter.
2.5.4Notwithstanding anything to the contrary in this Agreement, Hamilton will accept and fulfill Consumable orders placed by Buyer’s customers directly with Hamilton. Buyer will not be responsible for orders placed by its customers, and Hamilton’s recourse for non-payment will solely be against such customers and not against Buyer.
2.5.5Hamilton will accept and fill Purchase Orders up to 115% of the forecasted quantities by Buyer and use commercially reasonable efforts to supply additional Products ordered in excess of 115% of the forecasted quantities by Buyer.
2.5.6From time to time prior to Commercial Launch, Buyer may place orders, and Hamilton shall accept such orders, for manufacture and supply of beta prototype instruments, all on the terms and conditions of this Agreement.
2.6Performance of Engineering Services.
Hamilton agrees to perform the non-recurring engineering (NRE) and other services described in each Project Work Scope Schedule and deliver to Buyer all deliverables in accordance with all Applicable Laws and the respective specifications, schedules and other criteria described in such Project Work Scope Schedule. For clarity, Hamilton shall perform such services at its facility in Reno, Nevada except as expressly set forth in the applicable Project Work Scope Schedule or otherwise mutually agreed in writing by the Parties. Buyer shall remit payment of any applicable fees within 45 days of the date of receipt of an applicable invoice from Hamilton following performance.
ARTICLE 3 - PAYMENT AND DELIVERY
3.1Payment Terms.
3.1.1Hamilton shall send Buyer an invoice for all Product purchases to Buyer’s address set forth on the front of an applicable Purchase Order. Such invoices shall be dated and sent no earlier than the date of shipment. Provided that the Products delivered comply with the terms of this Agreement, Buyer shall pay in U.S. dollars the amount shown on such invoice. Buyer shall remit payment to Hamilton (i) within days of the date of receipt of an applicable invoice (Net 45) until Buyer has achieved “Tier 2” pricing with respect to Instruments (i.e., ordered [***] units), and (ii) thereafter, within 60 days of the date of receipt of an applicable invoice (Net 60). Buyer shall make payments by check, or electronic transfer of funds.
3.1.2Buyer shall pay interest on all undisputed late payments at the lesser of the rate of one percent (1%) per month or the highest rate permissible under applicable law, calculated daily and compounded monthly from the date payment was due. In addition to all other remedies available under this Agreement or at law (which Hamilton does not waive by the exercise of any rights hereunder), Hamilton shall be entitled to suspend the delivery of any Product if Buyer fails to pay any undisputed amounts when due hereunder and such failure continues for 10 business days following Buyer’s receipt of written notice thereof.
3.2Delivery.
3.2.1All Products shipped domestically (i.e., within the U.S.) shall be shipped to the location expressed on the Purchase Order, via FCA Hamilton’s manufacturing facility (INCOTERMS 2020). All Products shipped internationally shall be shipped to the location expressed on the Purchase Order, via Ex Works Hamilton’s manufacturing facility (INCOTERMS 2020). Hamilton shall (a) pack each of the Products in a manner suitable for export shipment, (b) arrange for shipment of the Products and (c) place the Products on a common carrier for shipment and shall promptly forward the full set of requisite shipping documents to Buyer. Accordingly, title to the Products and risk of loss thereof shall transfer to Buyer upon delivery to such common carrier. All shipments shall be accompanied by a packing slip that describes the Products, states the Purchase Order number, part number and quantity delivered and shows the shipment’s destination. Disposal of all packaging and packing materials is Buyer’s responsibility. For clarity, Hamilton shall manufacture Products solely at its facility in Reno, Nevada, except as expressly set forth in the applicable Project Work Scope Schedule or otherwise mutually agreed in writing by the Parties.
3.2.2In order for Hamilton to ensure that all Products are shipped timely, Buyer shall submit a completed Site Requirement form as referenced within Exhibit 5 to Hamilton at least 30 days prior to the delivery date. Failure to do so may cause a delay in shipping of Product, for which Hamilton shall not be liable.
3.2.3When assistance from third party riggers is required to assist with placement of Instruments the expense will, to the extent incurred by Hamilton, be added to the respective invoice and be the responsibility of Buyer.
3.2.4For shipments of Products requested by Buyer to be delayed by more than 60 days in accordance with section 2.5.3, the Parties agree that (a) as to Instruments, Buyer is permitted to reschedule shipment of up to two Instruments at no additional charge, (b) for each Instrument, Buyer shall be responsible to pay Hamilton a monthly storage fee of $[***] USD per unit that is not shipped on or by the 60th day, and (c) as to Consumables, Buyer is permitted to reschedule shipment at no additional charge. Buyer shall remit payment of such charges applied in this section 3.2.4 (b) within 45 days of the date of receipt of an applicable invoice from Hamilton following the applicable storage.
3.3Installation, Qualification.
Except as previously agreed in writing by Buyer, Hamilton shall be responsible for installing and qualifying each Instrument in accordance with the Specifications, Hamilton’s standard operating procedures (SOPs) and the applicable Project Scope Work Schedule. Such installation and qualification shall be at Buyer’s expense, except as otherwise mutually agreed in writing by the Parties. Payment for installation and qualification services (to the extent not included in Instrument pricing) will be due within 45 days from the date of Buyer’s receipt of an applicable invoice from Hamilton following such installation and qualification.
ARTICLE 4 - TRAINING
4.1Technical Training.

4.1.1During the Term of this Agreement, Hamilton shall, at its expense, provide Buyer with one course per Product of basic user training for two of Buyer’s employees and one service training for two of Buyer’s employees who will be engaged in the technical support of the Product. Training will be conducted at Hamilton's facility in Reno, NV or at Buyer's facility in Redwood City, CA as mutually agreed. If conducted at other than Hamilton's facility, Hamilton shall pay for the salary of its instructor(s) and Buyer shall pay all reasonable costs incurred by Hamilton's instructor(s) for travel and living expenses during the period of such training in accordance with Exhibit 3.
4.1.2At Buyer’s request, additional training courses will be offered to Buyer at Buyer’s expense in accordance with Exhibit 3. Such training shall cover in detail, the installation, configuration, operation, troubleshooting, adjustment, and test and maintenance of the Product. Hamilton shall provide a reasonable quantity of appropriate Product as training aids. When such classes are conducted at Buyer's facilities, Buyer shall provide one Instrument for every two trainees as well as required service tools.
4.1.3Buyer is responsible to remit payment for training within 30 days of the date of receipt of an applicable invoice following completion of the applicable training course.
4.2Training Materials.
4.2.1During the Term of this Agreement, Hamilton shall provide Buyer with all materials utilized to provide training in connection with the Products. Training materials shall include, but are not limited to, instructor guides, overheads, student workbooks, and manual/guides. Hamilton shall provide masters of such training materials in both hard copy and electronic media. Buyer is permitted to use such material in training Buyer's sales and support staff and its customers on the Products or as otherwise necessary or reasonably useful to exercise its rights or fulfill its obligations under this Agreement.
4.2.2Hamilton hereby grants to Buyer a royalty-free, non-exclusive, worldwide license to use, modify, create derivative works based upon, reproduce, display, demonstrate and distribute the training materials (whether modified or unmodified but excluding proprietary technical information relating to the Products) for course development use solely in connection with the Products distributed under the terms of the Agreement.
ARTICLE 5 - IMPROVEMENTS AND CHANGES TO THE PRODUCT
5.1.Improvements.
From time to time upon written notification, Buyer may request to modify the work in a related CRS or Project Work Scope Schedule (including but not limited to changes in the drawings, designs, Specifications and/or packaging of the Products) (“Change Order”). For clarity, Hamilton will not be required to perform work that is beyond the initial scope of work described in the Project Work Scope Schedule or CRS without an approved Change Order. Hamilton will use commercially reasonable efforts to approve a Change Order based on assessment of needs, risks, and resources. Hamilton reserves the right to charge Buyer for additional labor and expense in connection with a Change Order. Buyer will be responsible for additional labor, expense, and price increases that may occur due to any change to the Project Work Scope Schedule or CRS caused by inclusion of a Change Order, in each case solely to the extent previously approved in writing by Buyer.
5.2.Critical Parts.
From time to time during the Term, the Parties shall define a list of specific components/parts used in a Product that are considered critical to the functionality of Instrument performance or to safety, environmental or other governmental compliance of the Product, and shall update the applicable Project Work Scope Schedule (“Critical Parts”). As of the Effective Date, Critical Parts are listed on Exhibit 4.
5.3.Change Notification.
Hamilton shall not make any changes to Critical Parts without prior approval from Buyer except as outlined in Exhibit 4. Buyer has 90 days from the date of receipt of Hamilton’s notification therefor to (a) accept such change to a Critical Part and/or Specification, (b) reject such change, in which case Buyer may continue to place Purchase Orders for Products during the 6-month period following such rejection with the unchanged Critical Part and/or Specifications for delivery during the 18-month period following such implementation (provided, for clarity, that Buyer may place Purchase Orders for changed Products notwithstanding such rejection), or (c) request a Change Order for consideration. For clarity, Hamilton shall accept all such Purchase Orders, and shall use commercially reasonable efforts to approve all such Change Orders, in each case in accordance with this Agreement.
ARTICLE 6 – TERM
6.1Initial Term.
The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date hereof and remain in effect for a period of three years following Commercial Launch, unless sooner terminated as expressly provided herein.
6.2Automatic Extensions.
6.2.1This Agreement shall renew for a [***] renewal period following the Initial Term (the “Extended Term”) upon Buyer’s delivery of written notice given to Hamilton at least 90 days prior to the end of the Initial Term.
6.2.2Deliveries will be scheduled after the Term for Purchase Orders issued during the Term and unfulfilled as of the end of the Term.
ARTICLE 7 – TERMINATION
7.1Termination by Buyer for Convenience.
Buyer may terminate this Agreement, or any Project Work Scope Schedule with or without cause, upon 120 days prior written notice to Hamilton, and subject to any accrued or outstanding obligations of Buyer under this Agreement.
7.1.1Upon receipt of a termination notice for any Project Work Scope Schedule, unless otherwise directed by Buyer, Hamilton shall take commercially reasonable steps to mitigate any expenses or losses arising from such termination, including but not limited to: (i) stopping work under all Purchase Orders to the extent specified; (ii) terminating all orders to the extent they relate to terminated work; and (iii) placing no further orders for Raw Materials, goods, supplies or services required to be furnished by Hamilton to complete the Products ordered hereunder (collectively, “Material”).
7.1.2Upon termination of any Project Work Scope Schedule, Hamilton shall use commercially reasonable effort to (i) settle all claims with its suppliers for Raw Materials, (ii) use commercially reasonable effort to sell any Material relating to the terminated work, and (iii) re-direct finished Product to other products or customers to minimize Buyer’s liability.
7.2Termination by Hamilton for Discontinuance of Business.
Hamilton may terminate this Agreement at any time upon 365 days’ prior written notice to Buyer in the event Hamilton determines in its sole and absolute discretion to discontinue the manufacture and sale of the Instruments. Buyer shall be entitled to place Purchase Orders for such discontinued Instruments for delivery during the 18-month period following such termination. In addition, if requested by Buyer, Hamilton will cooperate with Buyer to amend and restate this Agreement to replace such discontinued Instruments with Hamilton’s intended replacement instrument(s), including without limitation the MicroLab® VANTAGE Liquid Handling System product lines.
7.3Termination for Breach.

This Agreement may be terminated, prior to the expiration of the Term, by either Party by giving written notice of its intent to terminate and stating the grounds therefore if the other Party shall have materially breached or materially failed in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement. The Party receiving such notice shall have 60 days from the date of receipt thereof to cure such breach or failure. In the event such breach is cured during such period, such notice shall be of no force or effect and this Agreement shall not be terminated. If the breach is not cured, this Agreement will terminate 60 days after a Party receives such notice. Notwithstanding the foregoing, if the Party alleged to be in material breach of this Agreement disputes such breach in good faith by written notice to the alleging Party promptly after receiving notice of such breach, the alleging Party shall not have the right to terminate this Agreement pursuant to this section 7.3 unless it has been determined that this Agreement was materially breached in accordance with section 16.3 and the breaching Party fails to comply with its obligations hereunder within 60 days after such determination.
7.4Termination for Insolvency.
Either Party may terminate this Agreement with notice to the other Party: (a) if a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (3) similar relief under any bankruptcy laws, and in each case (1)-(3) such proceeding or case is not voluntarily dismissed within a period of 90 days; or (b) in the event an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code or any bankruptcy law.
7.5[*** represents one paragraph of the termination policy]
7.6Effect of Termination.
In the event of termination of this Agreement by either Party in accordance with the terms of this Agreement, other than termination by Buyer for Hamilton’s material breach, Buyer shall be liable for the following: (a) payment for all Products ordered by Buyer whether or not delivered or in transit to Buyer or its customer as well as all finished Products in Hamilton’s inventory prior to written notification of Termination, (b) payment for all work-in-process related to any Product, and (c) payment for all non-cancelable Hamilton purchase orders for Materials to be used by Hamilton in the production of Products in amounts necessary to fulfill Buyer’s Rolling Forecast for 12 months. Hamilton shall use commercially reasonable efforts to minimize cancellation charges by returning inventory and Material for credit, canceling Material on order and applying Material to other Hamilton projects (when possible and at the sole and absolute discretion of Hamilton). Upon Buyer’s payment of the amounts outlined above, all work-in-process, and components in Hamilton’s possession and control or on order (non-cancelable) shall be delivered to and become property of Buyer on an as is basis.
In the event of termination of this Agreement by either Party or expiration of this Agreement, Buyer shall have the right to purchase Consumables, Spare Parts, and other Products, excluding the Instrument, for a period of seven years, at Hamilton’s then applicable price for such items, if and to the extent that such items are regularly stocked by Hamilton. Buyer expressly acknowledges and agrees that Hamilton has no obligation to stock or order any such items, and Buyer’s rights set forth in this section 7.6 are limited to Hamilton’s inventory.
Termination or expiration of this Agreement shall not relieve a Party from any liability or obligation that, at the time of termination or expiration, has accrued to the other Party. The provisions of articles 1, 7, 11 (solely for a period of three years), 14, 15 (with respect to section 15.4, solely for 3 years), and 16 (with respect to section 16.1, solely for seven years) and sections 3.1, 4.2.2, 8.1.1, 9.1, 13.1 (solely with respect to Products supplied under this Agreement) and 13.4 shall survive the expiration or termination of this Agreement.
ARTICLE 8 – INVENTORY

8.1Inventory/Tooling.
8.1.1Unless otherwise agreed to in writing: (i) title to tooling, equipment, or material furnished to Hamilton by Buyer, or paid for by Buyer, and any replacement thereof, including any materials affixed thereto, is and shall remain solely Buyer’s property; and (ii) Hamilton holds such property solely as bailee. Hamilton shall not substitute any property for Buyer’s property or use Buyer’s property for any purpose other than for filling Buyer’s Purchase Orders. Hamilton shall keep accurate records showing that Buyer’s property is held on behalf of Buyer, and on Buyer’s written request shall furnish Buyer as soon as reasonably practical, an inventory of Buyer’s property held by Hamilton. Upon Buyer’s request, Hamilton shall transfer to Buyer all such tooling, equipment and/or material, as well as copies of any related drawings or other documentation, at Buyer’s expense.
ARTICLE 9 – LIMITED WARRANTY, PRODUCT ACCEPTANCE, SUPPORT SERVICES
9.1Warranty.
9.1.1Hamilton represents and warrants to Buyer that all Products, at the time of shipment to Buyer, shall be (i) of merchantable quality, and (ii) manufactured in accordance and conformity with the Specifications. The warranty period is [***], whichever is earlier, or such longer period required under Applicable Laws. The “Installation Date” shall be that date on which the Instrument has been installed at Buyer’s or its customer’s facility and the installation qualification to show performance to Specification has been met. For clarity, such representations and warranties shall extend to all Products regardless of the country of sale or installation.
9.1.2The Product is designed and validated exclusively with CO-RE technology tips. Buyer acknowledges and agrees that the Instrument performance Specifications shall not apply to the use of non-Hamilton CO-RE tips on the Instrument. For clarity, use of non-Hamilton CO-RE tips shall void the Instrument performance Specifications and warranty. The warranty shall include full parts and labor during the initial warranty time period. For Materials that Hamilton purchases from a third party, Hamilton shall, to the extent Hamilton is permitted by such third party to do, assign any warranties extended by such third party to Buyer, provided, for clarity, that such assignment shall not limit any of the warranties provided hereunder by Hamilton. The warranty expressly does not cover damage caused by normal wear, maintenance performed by a third-party failure to observe the operating instructions, installation not carried out by Hamilton and replacement costs of any Consumables.
9.1.3EXCEPT AS SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 9.1.1 AND 9.1.2 ABOVE, THE PRODUCTS ARE PROVIDED BY HAMILTON ON AN “AS IS” BASIS, WITH NO WARRANTIES OF ANY KIND. EXCEPT AS SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 9.1.1 AND 9.1.2 ABOVE, HAMILTON AND BUYER EACH DISCLAIMS TO THE FULLEST EXTENT PERMITTED BY LAW, ALL EXPRESS, IMPLIED, AND STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, REPAIR OR REPLACEMENT OF THE PRODUCTS BY HAMILTON IS BUYER’S SOLE AND EXCLUSIVE REMEDY OF ANY BREACH OF ANY WARRANTY SET FORTH IN SECTION 9.1.1.
9.2Product Acceptance.
9.2.1After delivery of a shipment of any Products to Buyer or Buyer’s customer, Buyer shall have 30 days following installation to examine such Products to determine if they conform to the Specifications, are free from defects in design and otherwise comply with the warranties set forth in section 9.1, and, on the basis of such examination, to accept or reject such shipment. Any claims for failure to so conform or for such defects (“Product Claims”) shall be made by Buyer in writing to Hamilton, within such 30 days, indicating the non-conforming characteristics of the Products (“RMA Product”). Hamilton will provide a Return Material Authorization (RMA) number prior to the return of the RMA Product to Hamilton. Hamilton will make reasonable effort to provide an RMA number within 24 hours, but in no event will an RMA number be issued more than two Business Days after Hamilton’s receipt of the Product Claim. Notwithstanding the foregoing, if Buyer or its customer first discovers that any Product fails to conform with the Specifications, is defective in design and/or otherwise does not comply with the warranties set forth in section 9.1 after acceptance thereof, and such failure would not have been readily discoverable from a reasonable inspection or review of the Product (any, a “Latent Defect”), Buyer shall have the continuing right to reject the Products, provided it notifies Hamilton of the Latent Defect promptly after discovery or knowledge, as applicable, thereof.
Buyer shall have no obligation to pay for any RMA Products that are subject to Product Claims under investigation by Hamilton. However, if payment has already been made by Buyer, then as promptly as possible after the submission of a Product Claim by Buyer, Buyer will initiate negotiations for discrepancy resolution with Hamilton. Options for resolution for confirmed non-conforming Product include but are not limited to, at Buyer’s discretion, (i) provide Buyer with a refund of the full amount paid by Buyer for such RMA Products, (ii) issue Buyer a credit against future billings equal to the full amount paid by Buyer for such RMA Products, (iii) direct a Hamilton certified engineer to repair such RMA Products, or (iv) replace such RMA Products.
Hamilton shall pay for all shipping costs of returning RMA Products that are the subject of Product Claims. Hamilton shall bear the risk of loss for such RMA Products from the time such RMA Products are picked up at or shipped from Buyer, or Buyer’s customer premises for return delivery. If no such Defect is found, Buyer shall reimburse Hamilton for all reasonable fees, costs and expenses incurred to analyze and, if requested by Buyer, replace the non-defective RMA Product and Buyer shall bear responsibility for (1) all transportation costs to and from Hamilton’s designated facility, (2) the price of the Product found to be conforming, and (3) the price of the replacement Product (if any).
9.2.2If, after Hamilton has received and inspected RMA Products returned by Buyer pursuant to section 9.2.1, the Parties disagree as to the RMA Product’s conformance to the Specifications or whether the RMA Product has a defect or otherwise fails to comply with the warranties set forth in section 9.1, such matter shall be referred to a review committee (the “Review Committee”). The Review Committee shall consist of representatives from each of Buyer and Hamilton and will meet as required. The Review Committee shall review any material or data presented by Buyer that supports its Product Claim that any Product is defective, fails to conform to Specification or otherwise does not comply with the warranties set forth in section 9.1 (e.g., that such Product has affected assay quality). Hamilton may present any material or data in opposition to such Product Claim. The Review Committee may request such additional information or data from the Parties or independently gather such additional data or information, as it deems necessary to settle any disagreement. All resolutions of disagreements by the Review Committee shall be made in good faith and on a timely basis, and the Parties agree to abide by all such resolutions. In addition to settling disagreements in accordance with this section 9.2.2, the Review Committee may also discuss any issues relating to performance or quality of the Products generally.
9.2.3In the event the Review Committee is unable to resolve such disagreement within 60 days, such disagreement may be submitted for determination by an independent laboratory mutually selected by the Parties and the decision of such independent laboratory (absent manifest error) shall be final and binding on the Parties as to the RMA Product conformance's to the Specifications or whether the RMA Product has a defect or otherwise fails to comply with the warranties set forth in section 9.1. The independent laboratory's fees shall be borne by the non-prevailing Party.
9.3Support Services.
At Buyer’s request and expense, Hamilton shall provide to Buyer and its customers the “third level support” Services described in Exhibit 3 at the rates specified therein, either on an annual service contract or time-and-materials basis. Payment for all Services will be due within 45 days from the date of Buyer’s receipt of an applicable invoice from Hamilton following performance or, with respect to annual contracts, within 45 days from the date of Buyer’s receipt of an applicable invoice from Hamilton. For clarity, as between the Parties, Buyer shall be responsible for performing all “first level support” and “second level support” services described in Exhibit 3.
ARTICLE 10 – COMPLIANCE
10.1Each Party covenants and agrees to comply with all Applicable Laws in connection with its performance of this Agreement.

10.2Hamilton represents and warrants that: (a) it holds all necessary authorizations and permits for any and all manufacturing and supply of Products under this Agreement from the relevant Regulatory Authorities, except where the failure to so hold could not be reasonably expected to have a material adverse effect on Hamilton; and (b) it holds all necessary authorizations and permits from the relevant Regulatory Authorities for the sale, exportation, importation, shipment, holding and further processing of Products, except where the failure to so hold could not be reasonably expected to have a material adverse effect on Hamilton.
10.3Buyer acknowledges that Hamilton has informed it that U.S. law (Nevada) and U.S. Export Administration Regulations govern and may prohibit the re-export or other disposition of Products and related technical data received by Buyer or its customers without prior approval from the applicable Regulatory Authorities.
10.4Buyer agrees that diversion of Products from destinations identified in the “Shipper's Export Declaration” constitutes a fundamental and material breach under this Agreement. If Products are diverted from intended destinations, the sale may be voided in the sole discretion of Hamilton, and all right, title and interest in Products shall revert to Hamilton. In the event of such breach, and without limiting any other right or remedy available to Hamilton hereunder, at law, in equity or otherwise, Buyer shall be liable to Hamilton for all costs, fees and expenses incurred by Hamilton in connection with recovery of Products, including reasonable attorney fees.
ARTICLE 11 - REGULATORY MATTERS
11.1Notification of Certain Events.
11.1.1If Hamilton becomes aware of information that reasonably suggests that the Product, or any component thereof, has caused or contributed to a death or serious injury due to a malfunction of the Product, or any component thereof, Hamilton shall notify Buyer within one business day of becoming aware of such information and, at Buyer’s request, shall provide Buyer with any other material facts or information that Hamilton has relating thereto.
11.1.2Hamilton shall notify Buyer in the event of a loss of ISO certification.
11.1.3Hamilton shall notify Buyer of any audit from a regulatory body, of its factory for the manufacture of the Instrument, or any request for information from the regulatory body related to the manufacture of the Instrument, as soon as possible after Hamilton receives notice of such audit or such request.
11.1.4If Buyer becomes aware of information that reasonably suggests that the Final Product has caused or contributed to a death or serious injury due to a malfunction of the Final Product, or any component thereof, Buyer shall notify Hamilton within one business day of becoming aware of such information and, at Hamilton’s request, shall provide Hamilton with any other material facts or information that Buyer has relating thereto.
11.1.5For the purposes of Final Product registration with a government, regulatory agency or notified body, Buyer is solely responsible for registering and paying applicable fees for registration. Hamilton may provide, upon request, design and verification documentation as applicable and defined per CRS to assist Buyer in the registration process. Hamilton may be listed (when applicable) as a Contract Manufacturer, per U.S. FDA Definitions of Establishment Activities, for the Instrument in the U.S. only.
ARTICLE 12 - FAILURE TO SUPPLY; FORCE MAJEURE
12.1Failure to Supply.
Hamilton will immediately notify Buyer in writing in the event that Hamilton is unable or anticipates that it will be unable to supply Products in the quantities and by the delivery dates specified in accepted Purchase Orders in accordance with this Agreement (any, a “Failure to Supply”). In the event of a Failure to Supply, Buyer shall have the rights, without limiting other rights and remedies available to Buyer arising from Hamilton’s breach of this Agreement, (a) to terminate this Agreement in its entirety immediately upon written notice to Hamilton in the event a Failure to Supply continues for more than one hundred eighty (180) days, and (b) to cancel Purchase Orders for any quantities of Products affected by such Failure to Supply effective upon notice to Hamilton without penalty or liability.
12.2Force Majeure Events.
Except as otherwise provided in this section 12.2, the failure of either Party to perform the terms of this Agreement in whole or in part will be temporarily excused if such failure is the result of causes beyond such Party’s reasonable control, including, without limitation, acts of God, flood, earthquake, wind and lightning, insurrections, riots, war and warlike operations, civil commotion, fires, explosions, accidents, terrorist acts, acts of the public enemy, epidemics, and changes in laws or regulations or restrictions of any Regulatory Authority (collectively, a “Force Majeure Event”). If performance of this Agreement is excused pursuant to this section 12.2, the Party thus excused will use reasonable efforts to avoid, remove and correct the circumstances which caused the failure to perform, and the Party excused from performance will resume performance with the utmost dispatch when such circumstances are avoided, removed or corrected.
A Party claiming to be unable to perform its obligations under this Agreement (either on time or at all) in any of the circumstances set out in this section 12.2 shall notify the other Party of the nature and extent of the circumstances in question as soon as practicable.
This section 12.2 shall cease to apply when such circumstances have ceased to have effect on the performance of this Agreement and the Party affected shall give notice to the other Party that the circumstances have ceased.
If any circumstance relied on by either Party for the purposes of this section 12.2 continues for more than six months, the other Party shall be entitled to terminate this Agreement immediately by providing the other Party written notice of termination.
12.3Other Arrangements.
Notwithstanding the provisions of section 12.2, in the event that due to the occurrence of a Force Majeure Event, Hamilton shall be unable to supply any Product in such quantities as Buyer shall request and in compliance with the delivery schedule requested by Buyer, then Buyer shall be permitted (with no obligation or liability to Hamilton) to obtain such product similar to the Product affected from another supplier until such time Hamilton can resume supply.
ARTICLE 13 - LABELING; ARTWORK; PROPRIETARY RIGHTS
13.1Buyer’s use of Hamilton Marks.
Buyer shall have the limited right to use Hamilton’s corporate name, trademarks, trade names, artwork, logos and designs (“Hamilton Marks”) to the extent (i) affixed to any Product; (ii) required by law after written notice to Hamilton; or (iii) otherwise provided in this Agreement. The name “Hamilton”, its trademark or associated design will appear on the front of the Instrument, in a place visible to end-users of the Final Product and will be no larger than 0.5 inches high by 2.5 inches wide. Hamilton hereby grants to Buyer and its Affiliates a nonexclusive right and license to use the Hamilton Marks in accordance with this section 13.1.
13.2Hamilton’s use of Buyers Marks.
Hamilton shall have the limited right and obligation to use Buyer’s corporate name, trademarks, trade names, artwork, logos and designs (“Buyer’s Marks”) to the extent (i) mutually agreed by the Parties; (ii) requested by Buyer in writing to Hamilton in order to brand the Instrument or Products necessary to exercise rights or fulfill obligations in this Agreement; (iii) required by law after written notice to Buyer; or (iv) otherwise provided in this Agreement. Without limiting the foregoing, the name “Seer, Inc.”, its trademark or associated design will appear on the front of the Instrument, in a place visible to end-users of the Final Product, as instructed by Buyer in writing. Buyer hereby grants to Hamilton a nonexclusive right and license to use the Buyer’s Marks in accordance with this section 13.2. Buyer shall own all right, title and interest in and to the Buyer’s Marks, and all goodwill from the use of the Buyer’s Marks shall vest in and inure to the benefit of Buyer.
13.3Instrument Skin; Packaging.
Buyer shall select, in consultation with Hamilton, the design and appearance of the “skin” of each Instrument reasonably prior to manufacture. For clarity, the Instrument prices set forth in Exhibit 2 are inclusive of any such skin, except to the extent that Buyer requests a skin following the Effective Date that is materially more expensive to manufacture (as supported by competent written evidence) than the skin(s) discussed by the Parties and selected in principle by Buyer prior to the Effective Date.
Buyer and Hamilton shall jointly agree, prior to release, on the appearance and text of any labeling and packaging used in connection with the Product or any finished product containing the Product. Product is to be packaged for shipment in a manner that ensures quality of delivery to Buyer.
13.4Intellectual Property.
Subject to section 13.1, all rights, title and interest in Hamilton Technology, Hamilton Marks, and other Hamilton Intellectual Property are and shall remain solely with and the property of Hamilton. Subject to section 13.2, all rights, title and interest in Buyer’s Technology, Buyer’s Marks (including all goodwill therein and thereto), and other Buyer Intellectual Property are and shall remain solely with and the property of Buyer. Accordingly, Buyer hereby assigns all of its right, title and interest in and to Hamilton Intellectual Property to Hamilton, and Hamilton hereby assigns all of its right, title and interest in and to Buyer Intellectual Property to Buyer. Each Party agrees to execute any and all papers and documents that are necessary or convenient to perfect the foregoing assignments.
It is not intended that any Intellectual Property will be jointly developed by the Parties. If the Parties anticipate that they will jointly develop Intellectual Property, they will negotiate a separate agreement to address ownership of such Intellectual Property.
The Parties acknowledge and agree that all Intellectual Property Rights associated with the MicroLab® NIMBUS, MicroLab® STAR, and MicroLab® VANTAGE Liquid Handling System product lines are owned solely and exclusively by Hamilton and that nothing in this Agreement grants or conveys to Buyer or any other party any ownership, right, title or interest, or any security interest in the MicroLab® NIMBUS, MicroLab® STAR, and MicroLab® VANTAGE Liquid Handling System product line other than permissive rights granted to Buyer herein. The Parties further acknowledge and agree that all Intellectual Property Rights associated with the Proteograph™ platform (including without limitation in or to any Buyer’s Assays) are owned solely and exclusively by Buyer and that nothing in this Agreement grants or conveys to Hamilton or any other party any ownership, right, title or interest, or any security interest in the Proteograph™ platform (or such Buyer’s Assays). All rights not expressly granted herein are reserved by the owner thereof.
ARTICLE 14 - GENERAL AND SPECIFIC REPRESENTATIONS AND WARRANTIES
14.1Corporate Standing.
Buyer and Hamilton each represents and warrants to the other that it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which incorporated, organized or formed, as applicable, and that it has full authority and power to carry on the business presently being conducted by it and to enter into and perform its obligations under this Agreement.
14.2Due Authorization/Enforceability.
Buyer and Hamilton each represents and warrants to the other that (i) it has taken all actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, (ii) the individual executing this Agreement on its behalf has the legal power, right and authority to bind such Party to the terms and conditions of this Agreement, and (iii) and this Agreement is a valid and binding obligation of the Party, enforceable according to its terms.

14.3No Infringement.
Hamilton represents and warrants to Buyer that the manufacture, use or sale of the Products do not infringe on any patent, trademark or other intellectual property of any third party.
14.4Title.
Hamilton represents and warrants to Buyer that title to all Product supplied to Buyer under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.
14.5ISO Certification.
Hamilton represents and warrants to Buyer that it has and will maintain during the Term ISO certification for its manufacturing facilities and all other regulatory authorizations and approvals necessary to manufacture and supply the Products and perform the Services in accordance with this Agreement.
14.6Buyer’s Assays.
Hamilton represents and warrants to Buyer that, during the period commencing on the effective date of the Prior CDA and continuing until the Effective Date, neither it nor any of its Affiliates has filed, or caused to be filed, a patent application claiming in whole or in part any Buyer’s Assays. Hamilton agrees, during the Term, not to incorporate into any instrument or product or otherwise practice any Buyer’s Assays or other Buyer’s Technology, except, in each case, on behalf of Buyer pursuant to this Agreement.
ARTICLE 15 – INDEMNIFICATION / INSURANCE
15.1Indemnification by Hamilton.
Except as otherwise limited hereby, Hamilton shall indemnify, defend and hold harmless Buyer and its Representatives from and against any and all losses, liabilities, costs, expenses, or damages (including reasonable attorney’s fees and related costs), based upon, arising out of, or resulting from a claim or demand by a third party (each a “Claim” and collectively, the “Claims”) due to: (a) any breach in the performance of Hamilton’s obligations under this Agreement, including any representation or warranty; (b) any gross negligence or willful misconduct by Hamilton or any of its Representatives; (c) any violation of Applicable Law by Hamilton or any of its Representatives; or (d) any allegation that Hamilton or the use of its Intellectual Property in connection with the Products infringes a patent, trademark, copyright, trade secret or any Intellectual Property Right of a third party, except to the extent that any such allegation is based upon allegations that the use of Buyer’s Intellectual Property embodied in the Products infringes a patent, trademark, copyright, trade secret or any Intellectual Property Right of a third party.
15.2Indemnification by Buyer.
Except as otherwise limited hereby, Buyer shall indemnify, defend and hold harmless Hamilton and its Representatives from and against any and all Claims due to: (a) any breach in the performance of Buyer’s obligations under this Agreement, including any representation or warranty; (b) any gross negligence or willful misconduct by Buyer or any of its Representatives; (c) any violation of Applicable Law by Buyer or any of its Representatives; or (d) any allegation that Buyer or the use of its Intellectual Property, infringes a patent, trademark, copyright, trade secret or any Intellectual Property Right of a third party, except to the extent that any such allegation is based upon allegations that the use of Hamilton’s Intellectual Property embodied in or used to manufacture the Products infringes a patent, trademark, copyright, trade secret or any Intellectual Property Right of a third party. Buyer shall have no such obligation to indemnify, defend or hold harmless for a Claim under this section 15.2 to the extent Hamilton is responsible for such Claim pursuant to section 15.1 above.
15.3Claims.
A party having the right to indemnification hereunder (the “Indemnified Party”) shall promptly notify the other (the “Indemnifying Party”) of the commencement of any action, suit or proceeding for which indemnification may be sought, and the Indemnifying Party, through counsel reasonable satisfactory to the Indemnified Party, shall assume the defense thereof; provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense. If the Indemnifying Party fails to assume the defense within a reasonable time, the Indemnified Party may assume such defense and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for in this article 15. The Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld: (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such action, suit or proceeding; or (ii) settle or compromise any action, suit or proceeding in any manner which may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments. The Indemnifying Party shall have the exclusive right to control the action, suit or proceeding and, subject to the foregoing, enter into any settlement with respect thereto.
15.4Insurance.
Hamilton’s Insurance Minimum Requirements. Hamilton will maintain, for the Term, policies of liability insurance, with product liability coverage’s with minimum limits of [***] per occurrence and [***] in the aggregate. Hamilton shall, upon Buyer’s request, provide a certificate of insurance which will evidence the foregoing coverage limits and the insurer’s agreement to notify Buyer in writing of any proposed cancellation of such policies at least thirty (30) days before any such cancellation is to be effective.
Buyer’s Insurance Minimum Requirements. Buyer will maintain, for the Term, policies of liability insurance, with product liability coverage with minimum limits of [***] per occurrence and [***] in the aggregate. Buyer shall, upon Hamilton’s request, provide a certificate of insurance which will evidence the foregoing coverage limits and the insurer’s agreement to notify Hamilton in writing of any proposed cancellation of such policies at least thirty (30) days before any such cancellation is to be effective.
Upon the other Party’s request, each Party shall provide to the other Party a certificate of coverage or other written evidence reasonably satisfactory to the other Party of such insurance coverage.
ARTICLE 16 – MISCELLANEOUS
16.1Confidentiality.
Confidentiality Term. During the Term, and for a period of five years thereafter, the Parties shall take such steps as are reasonably required to protect Confidential Information (as hereinafter defined) supplied or revealed to it (the “Receiving Party”) by the other Party (the “Disclosing Party”) pursuant to this Agreement and shall not use such information except for the purposes hereof.
Confidential Information. All non-public, confidential or proprietary information, including but not limited to Specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” in connection with this Agreement is confidential (“Confidential Information”), solely for the use of performing the Agreement and may not be disclosed or copied unless authorized in advance by the Disclosing Party in writing.
Obligations of the Receiving Party. The Receiving Party shall (a) protect and safeguard the confidentiality of all of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; and (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than performance of obligations or exercise of rights in accordance with this Agreement, including without limitation to reverse engineer, disassemble, decompile or design around the Disclosing Party’s proprietary services, products and/or confidential Intellectual Property.

Exceptions. Nothing in this article 16 shall be construed to impose a confidentiality obligation on the Receiving Party in connection with any information to the extent such information is (1) at the time of disclosure already known to the Receiving Party (as established by such Party’s prior written records); (2) at the time of disclosure or subsequently becomes part of the public domain through no fault, act or omission of the Receiving Party; (3) subsequently disclosed to the Receiving Party without any confidentiality obligation by a third party whose receipt and disclosure of such information does not constitute a violation of any confidentiality obligation; (4) independently developed by or for the Receiving Party by individuals having no access to or knowledge of the Disclosing Party’s Confidential Information (as established by such Party’s contemporaneous written records); or (5) required to be disclosed by law or governmental regulation, provided that the Receiving Party (i) provides the Disclosing Party with prompt written notice of such disclosure requirement if legally permitted, (ii) affords the Disclosing Party an opportunity, and cooperates with the Disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the Disclosing Party’s expense), and (iii) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.
Feedback. Hamilton hereby grants to Buyer a non-exclusive, perpetual, irrevocable, royalty free, worldwide license, with the right to grant and authorize sublicenses, to use, offer for sale, sell, distribute, display, perform and otherwise exploit Feedback without restriction. For purposes of this Agreement, “Feedback” means any ideas, suggestions, feedback, guidance or other information or materials disclosed by Hamilton to Buyer or its customers relating to Buyer’s Proteograph™ platform or business (including any Intellectual Property Rights in or to the foregoing).
Retrieval of Confidential Information. Except as otherwise permitted under this Agreement, upon request by the Disclosing Party after expiration or termination of this Agreement, the Receiving Party shall either return all of such Disclosing Party’s Confidential Information (including all copies thereof) received or prepared by it or destroy the same; provided, however, that counsel for the Receiving Party may keep one copy of the Confidential Information for purposes of ascertaining the Receiving Party’s obligations under this article 16.
Adequate Remedy Unavailable. Each Party acknowledges that that the other Party may not have an adequate remedy at law for breach of any of the covenants contained in this article 16 and agrees that the breach or threatened breach of such covenants will entitle the other Party to seek injunctive relief issued by any court having appropriate jurisdiction thereof, in addition to any other legal remedies that may be available to it.
Survival. In the event of termination of this Agreement by either Party for any reason, Buyer may retain and use, for a period of seven years after termination, any Confidential Information necessary in order to service each such Product that Buyer has in inventory or has sold or placed.
Prior CDA. This Agreement supersedes the Mutual Non-Disclosure Agreement between Hamilton and Buyer effective March 20, 2019 (the “Prior CDA”) with respect to information disclosed thereunder. All information or materials disclosed or provided by Hamilton to Buyer under the Prior CDA shall be deemed Confidential Information of Hamilton (subject to the exceptions set forth herein) and shall be subject to Buyer’s confidentiality obligations under this section 16.1. All information disclosed by Buyer under the Prior CDA shall be deemed Confidential Information of Buyer (subject to the exceptions set forth herein) and shall be subject to Hamilton’s confidentiality obligations under this section 16.1.
16.2Public Announcements.
Each Party hereto covenants and agrees that, except as provided for herein, it will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made, such consent not to be unreasonably withheld; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either Party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required by law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably practicable, not less than two calendar days prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Party. Hamilton shall not use the name of Buyer or any of its Affiliates for advertising or promotional purposes without the prior written consent of Buyer. In furtherance of the foregoing, Hamilton shall not originate any publicity or other announcement, written or oral, whether to the public, the press, the trade, Buyer’s or Hamilton’s customers or otherwise, relating to this Agreement or the existence of an arrangement between the Parties, without the prior written approval of Buyer. To the extent the name “Hamilton”, its trademark and/or associated design is not required to appear on the front of the Instrument under the terms of this Agreement, Buyer shall not have the right to use the name of Hamilton or any of its Affiliates for advertising or promotional purposes without the prior written consent of Hamilton, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent the name “Hamilton”, its trademark and/or associated design is required to appear on the front of the Instrument under the terms of this Agreement, Buyer shall have the right to identify Hamilton as the manufacturer of the Instruments on its website, in press releases and in advertising and promotional materials for any Final Product (or component thereof).
16.3Arbitration.
All disputes, controversies and differences between the Parties arising directly or indirectly from this Agreement or any transaction contemplated hereby shall be resolved by binding arbitration. Such arbitration shall be held before one arbitrator in San Francisco, California pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association, which arbitration shall be binding on all Parties and shall constitute the final resolution of such dispute. No Party shall commence any action against another to resolve any such dispute in any court except to confirm or enforce such arbitrator’s award. Judgment upon any such award rendered may be entered by any court having jurisdiction thereof, and each Party expressly consents to the jurisdiction thereof. The arbitrator (a) shall not have any power or authority to add to, alter, amend or modify the terms of this Agreement; (b) shall interpret and construe this Agreement in accordance with, and shall be bound by, the laws of the State of Delaware (except that this section 16.3 shall be governed by the Federal Arbitration Act); (c) shall have no power or authority to grant or award punitive damages (except as provided in this section 16.3 below); (d) shall establish and enforce appropriate rules to ensure that the proceedings, including the decision, be kept confidential and that all Confidential Information of the Parties be kept confidential and be used for no purpose other than the arbitration and (e) shall have the power to enforce specifically this Agreement and the terms and conditions hereof in addition to any other remedies at law or in equity. EXCEPT FOR BREACHES OF SECTION 16.1 OR A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, THE ARBITRATOR SHALL NOT BE AUTHORIZED TO AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.
16.4Governing Law.
This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.
16.5Relationship of the Parties.
The relationship of Hamilton to Buyer under this Agreement is intended to be that of independent contractor. Nothing contained in this Agreement is intended or is to be construed so as to constitute Buyer and Hamilton as partners or as employer/employee or principal/agent, or the employees or the agents of any Party hereto as employees or agents of any other Party hereto. Neither Party hereto has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other Party hereto or to bind the other Party hereto to an agreement or other undertaking with any third party, other than the successors and permitted assigns of the respective Parties hereto.
16.6Entire Agreement.

It is the mutual desire and intent of the Parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The Parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither Party makes any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement and all exhibits to this Agreement (a) constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (b) supersedes all previous understandings, agreements and representations between the Parties, written or oral, including without limitation the Prior CDA. No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the Parties hereto. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall survive the expiration or termination of this Agreement indefinitely.
16.7Headings.
The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.
16.8Notices.
All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination or renewal of the term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given: when delivered, if by personal delivery or overnight delivery service; or if so sent by U.S. mail, three Business Days after deposit in the mail, and shall be addressed:
If to Hamilton:
Hamilton Company
4970 Energy Way
Reno, Nevada 89502
Attention: VP OEM Robotics
With a copy to:
Hamilton Company
4970 Energy Way
Reno, Nevada 89502
Attention: Contract Administrator
If to Buyer:
Seer, Inc
3800 Bridge Parkway, Suite 102
Redwood City, California 94065
Attention: CEO
Or to such other place as either Party may designate by written notice to the other in accordance with the terms hereof.
16.9Failure to Exercise.
The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. Remedies provided herein are cumulative and not exclusive of any remedies provided at law.
16.10Assignment.
This Agreement may not be assigned or otherwise transferred by a Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may assign this Agreement to an Affiliate of such Party or to a third party in connection with the sale of all or substantially all of its business or assets to which this Agreement relates, whether by merger, reorganization, operation of law or otherwise. Any attempted assignment in contravention of this section 16.10 shall be null and void. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns.
16.11Severability.
If any provision of this Agreement is, becomes or is deemed invalid, illegal or unenforceable in any jurisdiction in which the Agreement is sought to be enforced, (a) such provision shall be deemed and amended to conform to Applicable Laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it shall be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remainder of this Agreement shall remain in full force and effect.
16.12Expenses.
Each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and their respective obligations hereunder.
16.13Maintaining Records.
Hamilton agrees to maintain records for seven years (or such longer period required under Applicable Laws) for Products provided to Buyer and to provide such records to Buyer, as soon as practical, upon Buyer’s request. If originals are provided to Buyer, copies of records must be maintained in accordance with Hamilton’s record retention requirements.
16.14Project Work Scope Schedule.
The Parties hereby agree to be bound by and fully perform the terms, conditions, representations, warranties and obligations contained in each Project Work Scope Schedule attached hereto and made part hereof, as if the same were fully set forth in this Agreement. Any change to a specific Project Work Scope Schedule shall be agreed upon in writing between the Parties and shall be included as an addendum to this Agreement.
16.15Interpretation.
To the extent the terms and conditions of the body of this Agreement conflict with the terms and conditions of any Purchase Order or other agreement between the Parties, the terms and conditions of the body of this Agreement will govern. Except for ordering information set forth in a Purchase Order, no additional terms contained in any Purchase Order, or other ordering document, will bind either Party or be construed to modify or amend the terms of this Agreement. No agreement or understanding varying or extending this Agreement will be binding upon either Party, unless set forth in a writing which specifically refers to the Agreement that is signed by duly authorized officers or representatives of the respective Parties, and the provisions of the Agreement not specifically amended thereby will remain in full force and effect. Unless the context clearly requires otherwise, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (ii) the word “or” shall have its inclusive meaning of “and/or”; (iii) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing; (vi) words of any gender include the other gender; (vii) words using the singular or plural number also include the plural or singular number, respectively; and (viii) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof.
16.16Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Manual signatures transmitted in any electronic method including PDF scans or facsimile shall have the same force and effect and be as binding as original signatures.
[Intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the Effective Date.

SEER, INC:

Date:	3/16/20

By:	/s/ Omid Farokhzad
Signature

Name:	Omid Farokhzad
Print

Title:	CEO
Print

HAMILTON COMPANY:

Date:	3/16/20

By:	/s/ Steve T. Hamilton
Signature

Name:	Steve T. Hamilton
Print

Title:	CEO
Print

Exhibit 1 – Instrument
[*** represents five pages of instrument specifications]

Exhibit 2 – Price Schedule
[*** represents nine pages of pricing schedules]

Exhibit 3 – Service Terms and Conditions
[*** represents three pages of terms of conditions]

Exhibit 4 – Change Notification
[*** represents two pages of the change notification policy]

Exhibit 5 – Site Requirements
https://robotics.hamiltoncompany.com/microlab-star-site-requirements